Exhibit (4)(ix)

FORETHOUGHT LIFE INSURANCE COMPANY

[Indianapolis, IN]

POINT-TO-POINT CAP WITH AGGREGATE
FLOOR INDEXED STRATEGY RIDER

This Rider is made a part of the Contract to which it is attached and is effective on the Rider Effective Date. Terms used in this Rider shall have the same meanings as are set forth in the Contract unless otherwise defined in this Rider. In case of a conflict between the terms of this Rider and the terms of the Contract, the terms of this Rider will control. This Rider modifies the Contract as follows:

This Rider provides for one or more Point-To-Point Cap with Aggregate Floor Indexed Strategies on the Contract, as listed in the Rider Data section. No Index Credit is provided in a Strategy Term for funds withdrawn during that Strategy Term, or for Rider Charges assessed during that Strategy Term, if any. The Strategy Interim Value is the daily account value used for withdrawals, surrenders, annuitization and death benefits.

RIDER DATA

Rider Effective Date	[01/05/2022]

[Indexed Strategy	[S&P 500® One-Year Point-To-Point Cap With Aggregate Floor Indexed Strategy]
Index	[Standard & Poor’s 500 Price Return Index (“S&P 500® Price Return Index”]*
Index Value	Does [not] include any dividends that may be paid by the firms that comprise the Index.
Interest Crediting Frequency	[Annual]
Allocated Premium Payment	[$Xx,Xxx]
Allocation Percentage	[Xx%]
[Initial Index Cap	[X.Xx%] ]
Minimum Guaranteed Index Cap	[1.00%] [during the Withdrawal Charge Period] [0.50%] [after the Withdrawal Charge Period]
Initial Aggregate Floor Percentage	[-10%]
Minimum Floor Percentage	[ x.xx%]
Strategy Term	[1] Year[s]]

*       See the Contract Data Page for the Index disclaimer.

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DEFINITIONS

Aggregate Floor - The dollar amount representing the Strategy Contract Value floor in each Strategy Term. The Aggregate Floor amount may increase from one Strategy Term to the next while Strategy Contract Value remains allocated to the Indexed Strategy.

Aggregate Floor Percentage - Percentage represents the maximum negative return in each Strategy Term.  The Initial Aggregate Floor Percentage for Allocated Premium Payment and subsequent reallocations into this Indexed Strategy is shown in the Rider Data section. Subsequently, for each Strategy Term the percentage will be calculated and set at the start of each Strategy Term.   The Aggregate Floor Percentage will never be less than the Minimum Floor Percentage for the Indexed Strategy as shown in the Rider Data section.

Daily Fixed Income Asset Proxy Interest Rate - A rate of interest used in the calculation of the Fixed Income Asset Proxy.

Derivative Asset Proxy - A component of the Strategy Interim Value formula. It reflects Our valuation of a hypothetical portfolio of derivative instruments that replicates the derivative assets We hold to support an Indexed Strategy. For each Indexed Strategy, it is calculated each Valuation Day based on the Indexed Strategy Base and the market value of options.

Ending Index Date - The Valuation Day used to determine the Index Value at the end of the Strategy Term. This is the Valuation Day immediately preceding the Contract Anniversary.

Fixed Income Asset Proxy - A component of the Strategy Interim Value formula and used in the calculation of the Market Value Adjustment, if applicable. It reflects Our valuation of a hypothetical portfolio of fixed income instruments that replicates the fixed income assets We hold to support an Indexed Strategy. For each Indexed Strategy, it is calculated each Valuation Day based on the Indexed Strategy Base, the market value of options on the Starting Index Date, the number of days elapsed in the Strategy Term, and the Daily Fixed Income Asset Proxy Interest Rate.

Index - Defined for each Indexed Strategy and is used to determine the Index Credit. The Index used for each Indexed Strategy is shown in the Rider Data section.

Index Cap - The upper limit on the Index Credit at the end of each Strategy Term. The initial Index Cap on the Issue Date is shown in the Rider Data section for those Indexed Strategies to which You have Allocated Premium Payment. The Index Cap is declared in advance of each Strategy Term and is guaranteed not to change for the Strategy Term. The Index Cap for the next Strategy Term varies based on the Aggregate Floor Percentage and will not be determined until the start of the corresponding Strategy Term. The Index Cap will never be less than the Minimum Guaranteed Index Cap for the Indexed Strategy as shown in the Rider Data section.

Index Value – Defined for each Indexed Strategy and is the published value of an Index. If the Index Value is not published on any day for which an Index Value is required, the nearest preceding published Index Value will be used.

Rider Effective Date - The later of the Issue Date or the date that this Rider becomes part of Your Contract.

Starting Index Date - The Valuation Day used to determine the Index Value and the market value of options at the beginning of the Strategy Term. This is the Valuation Day immediately preceding the Issue Date or the Contract Anniversary.

Strategy Term – Defined for each Indexed Strategy and is the length of time during which each such strategy’s Index Cap is guaranteed and at the end of which the Index Credit is calculated and credited for that Indexed Strategy. The Strategy Term for each Indexed Strategy is shown in the Rider Data section.

DISCONTINUATION OF OR SUBSTANTIAL CHANGE TO AN INDEX

We may replace the Index if it is discontinued, or if there is a substantial change in the calculation of the Index, or if hedging instruments become difficult to acquire or the cost of hedging becomes excessive. We may substitute a comparable index as approved by the Insurance Department of the state in which the Contract is issued. We will notify You and any assignee

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of record of the substitution.

DISCONTINUATION OF AN INDEXED STRATEGY

We reserve the right to discontinue offering any Indexed Strategy at any time. If We discontinue offering an Indexed Strategy, You must reallocate Your Strategy Contract Value to a currently available Indexed Strategy or the One-Year Fixed Strategy at the start of the next Strategy Term. If You do not provide instructions in Good Order for reallocating the Strategy Contract Value, We will reallocate the Strategy Contract Value to the One-Year Fixed Strategy.

CALCULATION OF INDEXED STRATEGY BASE

The Indexed Strategy Base is the basis for the calculation of: a) the Strategy Contract Value at the end of the Strategy Term; b) the Strategy Contract Value prior to Contract Maturity Date; and c) the Strategy Interim Value.

At the beginning of a Strategy Term, the Indexed Strategy Base for an Indexed Strategy is set equal to the portion of the Premium Payment or Contract Value that is allocated to that Indexed Strategy.

On any other Valuation Day, the Indexed Strategy Base is set equal to:

1.	If a Withdrawal or Advisory Fee Withdrawal, if applicable, is taken, the Indexed Strategy Base immediately after the withdrawal is equal to the Indexed Strategy Base immediately before the withdrawal multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the withdrawal; and

B is the Strategy Interim Value immediately before the withdrawal.

2.	If Rider Charges are deducted, the Indexed Strategy Base immediately after the Rider Charges are deducted is equal to the Indexed Strategy Base immediately before Rider Charges are deducted multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the Rider Charges are deducted.

B is the Strategy Interim Value immediately before the Rider Charges are deducted.

3.	If taxes are deducted, the Indexed Strategy Base immediately after the taxes are deducted is equal to the Indexed Strategy Base immediately before taxes are deducted multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the taxes are deducted.

B is the Strategy Interim Value immediately before the taxes are deducted.

4.	If no Withdrawals are taken or deductions made, the Indexed Strategy Base is equal to the Indexed Strategy Base as of the prior day.

If any amounts are removed from your Indexed Strategies due to partial Withdrawals, an Advisory Fee Withdrawal, if applicable, and /or Rider Charges and/or taxes, the amount removed that is attributable to the Strategy Interim Value is based on the proportion that the Strategy Interim Value represents to the total Contract Value.

CALCULATION OF STRATEGY CONTRACT VALUE

Index Return is the percentage change in the Index for the Strategy Term. It is determined for each Indexed Strategy and is calculated as A divided by B minus 1, where:

A is the Index Value as of the Ending Index Date.

B is the Index Value as of the Starting Index Date.

Index Credit is determined for each Indexed Strategy and is the effective interest rate applied to an Indexed Strategy Base, based on the Index Cap, Aggregate Floor Percentage, Aggregate Floor and the performance of the Index for that Indexed Strategy, as measured over the Strategy Term.

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If the Index Return is positive, the Index Credit is calculated as the lesser of A and B, where:

A is the Index Return.

B is the Index Cap.

If the Index Return is negative, the Index Credit is calculated as the greater of A and B, where:

A is the Index Return.

B is the Aggregate Floor Percentage.

The Aggregate Floor Percentage is set at the beginning of each Strategy Term. The Initial Aggregate Floor Percentage is shown in the Rider Data section. After the first Strategy Term, the Aggregate Floor Percentage is calculated as A divided by (B plus C minus D), minus 1, where:

A is the Aggregate Floor.

B is the Strategy Contract Value at the end of the prior Strategy Term.

C is Contract Value reallocated into the Indexed Strategy since the end of the prior Strategy Term.

D is Contract Value reallocated out of the Indexed Strategy since the end of the prior Strategy Term.

The Aggregate Floor on the Rider Effective Date is calculated as A multiplied by B, where:

A is the Allocated Premium Payment.

B is 1 plus the Initial Aggregate Floor Percentage.

At the beginning of a Strategy Term, following the Rider Effective Date, the Aggregate Floor is calculated as the greater of A and B, plus C minus D, where:

A is equal to (1 plus E) multiplied by F, where:

E is the Minimum Floor Percentage.

F is the Strategy Contract Value at the end of the prior Strategy Term.

B is the Aggregate Floor at the end of the prior Strategy Term.

C is equal to G multiplied by H, where:

G is the Contract Value reallocated into the Indexed Strategy since the end of the prior Strategy Term.

H is 1 plus the Initial Aggregate Floor Percentage as shown in the Rider Data section.

D is equal to I multiplied by J, where:

I is the Contract Value reallocated out of the Indexed Strategy since the end of the prior Strategy Term.

J is equal to 1 plus the greater of E and K, where:

E is the Minimum Floor Percentage.

K is equal to (B divided by F) minus 1, where:

B is the Aggregate Floor at the end of the prior Strategy Term.

F is the Strategy Contract Value at the end of the prior Strategy Term.

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On any other Valuation Day, the Aggregate Floor is set equal to:

1.	If a Withdrawal or Advisory Fee Withdrawal, if applicable, is taken, the Aggregate Floor immediately after the withdrawal is equal to the Aggregate Floor immediately before the withdrawal multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the withdrawal; and

B is the Strategy Interim Value immediately before the withdrawal.

2.	If Rider Charges are deducted, the Aggregate Floor immediately after the Rider Charges are deducted is equal to the Aggregate Floor immediately before Rider Charges are deducted multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the Rider Charges are deducted.

B is the Strategy Interim Value immediately before the Rider Charges are deducted.

3.	If taxes are deducted, the Aggregate Floor immediately after the taxes are deducted is equal to the Aggregate Floor immediately before taxes are deducted multiplied by A, and divided by B, where:

A is the Strategy Interim Value immediately after the taxes are deducted.

B is the Strategy Interim Value immediately before the taxes are deducted.

4.	If no Withdrawals are taken or deductions made, the Aggregate Floor is equal to the Aggregate Floor as of the prior day.

A request to reset the Aggregate Floor Percentage to the Initial Aggregate Floor Percentage is permitted during the Reallocation Period. If you choose to reset the Aggregate Floor Percentage, the reset will be effective on Contract Anniversary, and apply for the upcoming Strategy Term. If you reset the Aggregate Floor Percentage, the Aggregate Floor for the upcoming Strategy Term will be calculated as the Strategy Contract Value at the beginning of the Strategy Term multiplied by the Initial Aggregate Floor Percentage. The Index Cap for the upcoming Strategy Term will be determined following the reset. If you do not elect to reset the Aggregate Floor Percentage to the Initial Aggregate Floor Percentage, the Aggregate Floor Percentage will be recalculated as described above.

All reallocations into this Indexed Strategy and resets of the Aggregate Floor Percentage for this Indexed Strategy will have an Aggregate Floor Percentage equal to the Initial Aggregate Floor Percentage.  If there were both renewal allocations and reallocations into the Indexed Strategy, the Aggregate Floor will be a blend of the renewal allocations and reallocations.

Strategy Contract Value on the first day of a Strategy Term is equal to the Indexed Strategy Base.

On any other day between the first day and the end of the Strategy Term, the Strategy Contract Value equals the Strategy Interim Value.

On the Contract Anniversary at the end of the Strategy Term, the Strategy Contract Value for each Indexed Strategy is calculated as A multiplied by B where:

A is the Indexed Strategy Base.

B is 1 plus the Index Credit applicable to that Indexed Strategy.

CALCULATION OF STRATEGY INTERIM VALUE

Strategy Interim Value is the daily account value for an Indexed Strategy on any Valuation Day during a Strategy Term other than the first and last day. Strategy Interim Value is calculated at the end of a Valuation Day and will be the amount available from the Indexed Strategy for partial withdrawals (including Advisory Fee Withdrawals), full surrenders, Rider Charges, annuitization and death benefits.

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On the first day of the Strategy Term, the Strategy Contract Value is equal to the Indexed Strategy Base as described above. This is equivalent to the sum of A plus B, written as , where:

A is the Derivative Asset Proxy on the first day of the Strategy Term, calculated as C multiplied by D, written as C x D, where:

C is the Indexed Strategy Base.

D is the market value of options as of the Starting Index Date.

B is the Fixed Income Asset Proxy on the first day of the Strategy Term, calculated as C multiplied by (1 – D), written as C x (1-D), where:

C is the Indexed Strategy Base.

D is the market value of options as of the Starting Index Date.

On any Valuation Day, except for the first day of the Strategy Term, the Strategy Interim Value is equal to the sum of E plus F, written as E+F, where:

E is the Derivative Asset Proxy on the Valuation Day, calculated as C multiplied by G, written as C x G, where:

C is the Indexed Strategy Base.

G is the market value of options as of the preceding Valuation Day.

F is the Fixed Income Asset Proxy on the Valuation Day, calculated as C multiplied by (1 minus D) multiplied by (1 + H)J, written as C x (1- D) x (1 + H)J, where:

C is the Indexed Strategy Base.

D is the market value of options as of the Starting Index Date.

H is the Daily Fixed Income Asset Proxy Interest Rate.

J is the number of days elapsed in the Strategy Term.

The Daily Fixed Income Asset Proxy Interest Rate is calculated as (1 divided by (1-D)) (1 divided by K) minus 1 where, written as:

D is the market value of options as of the Starting Index Date.

K is the number of days in the Strategy Term.

We determine the methodology used to value the options, which may result in values that may vary higher or lower from other valuation estimates or from the actual selling price of an identical options contract. Such variances may differ from Indexed Strategy to Indexed Strategy and from day to day. The Derivative Asset Proxy uses a fair value methodology to value replicating the portfolio of options that support this product. For each Indexed Strategy, methods for valuing derivatives are based on market consistent inputs, such as from third party vendors.

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REALLOCATIONS

A request for reallocations to or from an Indexed Strategy are permitted during the Reallocation Period that immediately precedes a Contract Anniversary that coincides with the end of the Strategy Term. We may cease to accept reallocations to a specific Indexed Strategy at any time.

Allocation to any Indexed Strategy with a Strategy Term of six years is only allowed on the Issue Date. Following the end of a six year Strategy Term, You must reallocate Your Strategy Contract Value to available Strategies other than those with a Strategy Term of six years.

We will make available the applicable Index Cap which varies by Aggregate Floor Percentage, however, the Aggregate Floor Percentage for the next Strategy Term will not be determined until the end of the current Strategy Term. The next Strategy Term’s final Aggregate Floor Percentage and associated Index Cap will not be known during the Reallocation Period.

We will provide You a reallocation notice 30 days prior to the end of a Strategy Term. You must provide Us with any reallocation requests within the Reallocation Period. If You choose to reallocate, the reallocation will be effective on the Contract Anniversary.

If We do not receive Your reallocation request during the Reallocation Period:

1.	any Indexed Strategy with a Strategy Term of one year will automatically renew into the same Indexed Strategy; and
2.	any Indexed Strategy with a Strategy Term of six years will automatically be reallocated to the One-Year Fixed Strategy.

Reallocations are subject to the terms and conditions in existence for any Strategy(ies) available at that time. Following a reallocation to any Strategy, the allocation to such Strategy must not be less than the Minimum Allocation to any Strategy shown on the Contract Data Page. You will receive a confirmation of Your reallocations from Us.

RIDER CHARGES

There are no Rider Charges assessed for this Rider. There may be Rider Charges assessed for other riders attached to the Contract, and any such Rider Charges would be included in the Calculations described above.

Signed for Forethought Life Insurance Company

[Secretary]	[President]

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